Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 31, 2008 by and between ALSERES PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and Mark Pykett (“Executive”). This Agreement amends, restates and supersedes, in its entirety, the Employment Agreement dated March 31, 2006 and effective as of January 1, 2006 (the “Effective Date”) previously in effect between the parties hereto.
AGREEMENT
1. EMPLOYMENT
     The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth below.
2. TERM AND RENEWAL
     2.1 Term. The term of this Agreement shall commence on the Effective Date, and shall continue for one (1) year from the Effective Date (the “Original Employment Term”), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.
     2.2 Extension. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to Section 5, and every year thereafter, the Agreement shall be automatically renewed for an additional 12 month period (the “Extension Period”), effective on each anniversary date of the Effective Date, unless either party notifies the other party in writing not less than 90 days prior to the expiration of the Original Employment Term or any subsequent 12 month period.
3. COMPENSATION
     3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive initial annual base compensation (“Base Compensation”) of $300,000, payable in substantially equal twice-monthly installments. Thereafter, the Base Compensation shall be reviewed and adjusted annually as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, or if there is no Compensation Committee, then by the Board provided, however, in no event may the Base Compensation be adjusted below the initial annual Base Compensation set forth in this Section 3.1.
     3.2 Bonus Compensation. The Compensation Committee shall review Executive’s performance at least annually during each year of the Original Employment Term and during any periods of automatic extension of this Agreement pursuant to Section 2.2 and cause the Company to award Executive a cash bonus targeted at 25% of the Executive’s Base Compensation which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. The amount of such cash bonus shall be determined in the sole and absolute discretion of the Compensation Committee, and shall be dependent on, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive’s performance and contribution to increasing the funds from operations. Such bonus shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.
     3.3 Benefits.
          (a) Medical Insurance. The Company shall provide to Executive and Executive’s spouse and children, at its sole cost, such health, dental and optical insurance as the Company may from time to time make available to its other executive employees.
          (b) Life and Disability Insurance. The Company shall provide Executive such disability and life insurance as the Company in its sole discretion may from time to time make available to its other executive employees.
          (c) Pension Plans, Etc. Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Company on at least the same terms as the Company’s other executive employees.
     3.4 Vacation. Executive shall be entitled to four (4) vacation weeks (20 business days) in each calendar year, subject to and on a basis consistent with Company policy. In addition, Executive shall be entitled to all Company holidays and other paid time off in accordance with Company policy.
4. POSITION AND DUTIES
     4.1 Position. Executive shall serve as President & Chief Operating Officer. The Company agrees that the duties that may be assigned Executive shall be the usual and customary duties of the President and Chief Operating Officer. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. At the Company’s request, Executive may, at Executive’s discretion, serve the Company and its respective subsidiaries in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Company and Executive mutually agree that Executive shall terminate Executive’s service in any one or more of the aforementioned capacities, or Executive’s service in one or more of the aforementioned capacities is terminated, Executive’s compensation, as specified in this Agreement, shall not be diminished or reduced in any manner.
     4.2 Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment in performing Executive’s duties as required hereunder and to act in the best interests of the Company. Executive shall devote substantially all of his business time and attention to the performance of services of the Company in his capacity as an officer thereof and as may reasonably be requested by the Board.
     4.3 Other Activities. Executive may engage in other activities for Executive’s own account while employed hereunder, including, without limitation, charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive’s duties hereunder.
     4.4 Business Expenses. The Company shall promptly, but in no event later than ten business days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business seminar fees, professional association dues, bar dues and reasonable entertainment expenses incurred by Executive in connection with the business of the Company, upon presentation to the Company of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses incurred by Executive in traveling in connection with the business of the Company.
     4.5 Company’s Obligations. The Company shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Company, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for Executive to carry out Executive’s duties and responsibilities hereunder. In addition, the Company agrees to provide Executive, as a condition to Executive’s services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive’s duties hereunder.
5. TERMINATION
     5.1 Release of Claims. The receipt of any severance payments provided for under this Agreement or otherwise upon Executive’s termination of employment (the “Separation Date”) shall be dependent upon Executive’s delivery and non-revocation of an effective general release of claims (the “General Release”) in a form satisfactory to the Company. The General Release must be delivered to the Company and any applicable non-revocation period must have expired within 30 days after the Separation Date. The severance payments shall commence on the 30th day after Separation Date (the “Payment Commencement Date”), provided that if the General Release has been executed and not revoked within 30 days of the Separation Date, such payments may commence on such earlier date, unless the Payment Commencement Date occurs in the calendar year following the year of the Separation Date, in which case the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year.
     5.2 By Company Without Cause. The Company may terminate this Agreement without “Cause” (as hereinafter defined) at any time following the Effective Date, provided that the Company first deliver to Executive the Company’s written election to terminate this Agreement at least 90 days prior to the Separation Date.
     5.3 Severance Payment.
          (a) Amount. In the event the Company terminates Executive’s services hereunder without Cause pursuant to Section 5.2 or Executive terminates his employment hereunder pursuant to Section 5.6, Executive shall continue to render services to the Company pursuant to this Agreement until the Separation Date and shall continue to receive compensation, as provided hereunder, through the Separation Date. In addition to other compensation payable to Executive for services rendered through the Separation Date and subject to Sections 5.1 and 9.7, the Company shall pay Executive severance in an amount equal to (i) Executive’s highest monthly Base Compensation paid hereunder during the preceding 12 month period, multiplied by 9, plus (ii) 9/12 the average annual bonus (excluding any bonus payment deemed by the Compensation Committee in its sole discretion to be a “Special Bonus”) received by the Executive during the preceding twenty-four month period (the sum of (i) and (ii) shall be referred to as the “Severance Amount”). The Severance Amount shall be paid in equal installments in accordance with the Company’s regular payroll practices over a period of 9 months following the Payment Commencement Date or such earlier date permitted by Section 5.1. of this Agreement.
          (b) Benefits. In the event Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 5.2 or by the Company with Cause on account of Executive’s Disability (as defined in Section 5.4(d) hereof), or Executive terminates his employment hereunder pursuant to Section 5.6, then the Company shall continue to pay for and provide to Executive and Executive’s spouse and children, as applicable, all of the benefits described in Section 3.3(a) for a period of 9 months commencing on the Separation Date (the “Severance Benefits”).
          (c) Acceleration of Vesting. In the event Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 5.2 or Executive terminates his employment hereunder pursuant to Section 5.6, then the vesting of (i) the unvested portion of any stock option to purchase Company common stock granted to Executive (“Stock Options”) and (ii) any shares of Company common stock granted to Executive which is subject to forfeiture (“Restricted Stock”), shall be accelerated and shall become fully vested and immediately exercisable and all Stock Options shall be exercisable through the earlier of the expiration date of the option provided for in the option grant agreement (without regard to the Separation Date) (the “Final Exercise Date”), 24 months following the Separation Date or 10 years from the original grant date and, with respect to Restricted Stock, shall cease to be subject to forfeiture. Notwithstanding the preceding sentence, in the case of any Stock Options that were outstanding as of March 31, 2006, the extension of the exercise period provided for in the preceding sentence shall not extend the period during which such Stock Options may be exercised beyond the date that is the later of the fifteenth day of the third month following the date, or December 31 of the calendar year in which, the Stock Option would otherwise have expired if the exercise period had not been extended based on the terms of such options at the original grant date.
     5.4 By the Company For Cause. The Company may terminate Executive for Cause at any time, upon written notice to Executive. For purposes of this Agreement, “Cause” shall mean:
          (a) Executive’s conviction for commission of a felony;
          (b) Executive’s willful commission of any act of theft, embezzlement or misappropriation against the Company;

          (c) Executive’s willful and continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties; or
          (d) Executive’s death or Disability (as hereinafter defined).
     In the event Executive is terminated for Cause pursuant to this Section 5.4, Executive shall, within 30 days following the Separation Date, have the right to receive Executive’s compensation as otherwise provided under this Agreement through the Separation Date. Executive shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of this Agreement or the termination of Executive pursuant to this Section 5.4, except as otherwise specifically set forth herein with respect to a termination due to Executive’s Disability.
     In the event Executive is terminated by reason of Executive’s Disability, the Company shall pay Executive or his estate the Severance Amount in equal installments in accordance with the Company’s regular payroll practices over a period of 9 months following the Payment Commencement Date or such earlier date permitted by Section 5.1 of this Agreement. Said payment shall be in addition to any life insurance or disability insurance payments to which Executive or his or her estate is otherwise entitled and any other compensation earned by Executive hereunder. For purposes of this Agreement, the term “Disability” shall mean death or (a) that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expect to result in death or can be expected to last for a continuous period of not less than 12 months, (b) that the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, or (c) that the Executive has been determined to be totally disabled by the Social Security Administration.
     5.5 Executive’s Voluntary Termination. Executive may, at any time, terminate this Agreement upon written notice delivered to the Company at least 90 days prior to the Separation Date. In the event of such voluntary termination of this Agreement by Executive: (i) Executive shall have the right to receive Executive’s compensation as provided hereunder through the Separation Date; and (ii) the Company on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.
     5.6 Change in Control. Executive may terminate his employment for “Good Reason” (as hereinafter defined) at any time within one year after a “Change in Control” (as hereinafter defined) of the Company. In the event Executive terminates his employment for Good Reason within one year after a Change in Control pursuant to this Section 5.6, then subject to Section 5.1 of this Agreement, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the Separation Date, (ii) the

Company shall pay Executive the Severance Amount in equal installments in accordance with the Company’s normal payroll practice over a period of 9 months following the Payment Commencement Date or such earlier date permitted by Section 5.1 of this Agreement and (iii) following such termination, the Company shall provide the Severance Benefits as required by Section 5.3(b). For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:
          (a) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 45% or more of the combined voting power of the Company’s then outstanding Voting Securities; or
          (b) approval by the stockholders of the Company of:
               (i) a merger, consolidation, share exchange or reorganization of the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; or
               (ii) a complete liquidation or dissolution of the Company; or
               (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
     For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent:
          (a) a material diminution in Executive’s Base Compensation;
          (b) a material diminution in Executive’s then authority, duties or responsibilities; or
          (c) a material change in geographic location at which Executive performs services;
provided, however, that no such event or condition shall constitute Good Reason unless (x) Executive gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) Executive’s termination of employment occurs within one year following the Company’s receipt of such notice.

6. NON-SOLICITATION
     For a period of one year following the Separation Date, Executive shall not solicit or induce any of the Company’s employees, agents or independent contractors to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company. The restrictions set forth in this Section 6 shall not apply if Executive’s employment is terminated pursuant to Section 5.2 or Section 5.6.
7. NON-COMPETITION AFTER TERMINATION
     Executive agrees to be bound by the terms of the Confidential Information and Non-Competition agreement attached hereto as Exhibit A and incorporated herein by reference.
8. INDEMNIFICATION
     To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or relating to Executive discharging Executive’s duties hereunder on behalf of the Company, so long as Executive acted in good faith within the course and scope of Executive’s duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.
9. GENERAL PROVISIONS
     9.1 Assignment; Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.
     9.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given where received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FEDEX); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
If to the Company:
Alseres Pharmaceuticals, Inc.
239 South Street
Hopkinton, MA 01748
Attention: Chief Executive Officer
Facsimile: 508-497-9664

If to Executive:
Mark Pykett
Any party may change its address for the purpose of this Section 9.2 by giving the other party written notice of its new address in the manner set forth above.
     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Company and Executive with respect to the employment of Executive by the Company.
     9.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.
     9.5 Provision; Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.
     9.6 Attorneys’ Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.
     9.7 Payments Subject to Section 409A. Subject to the provisions in this Section, any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the Separation Date. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:
          (a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

          (b) If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
          (c) If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
               (i) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
               (ii) Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph (c)(i) above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
          (d) The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
          (e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
          (f) Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
     9.8 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.
     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE COMPANY ALSERES PHARMACEUTICALS, INC. a Delaware corporation
By:	/s/ Peter G. Savas
Peter G. Savas
Chief Executive Officer

EXECUTIVE
/s/ Mark Pykett
Mark Pykett

EXHIBIT A
CONFIDENTIAL INFORMATION AND NONCOMPETITION AGREEMENT

To: Alseres Pharmaceuticals, Inc.	Date:
     The undersigned, in consideration of and as a condition of my employment or continued employment by you and/or by companies that you own, control, or are affiliated with or their successors in business (collectively, the “Company”), hereby agrees as follows:
     1. Confidentiality. I agree to keep confidential, except as the Company may otherwise consent in writing, and except for the Company’s benefit, not to disclose or make any use of at any time either during or subsequent to my employment, any Inventions (as hereinafter defined), trade secrets, confidential information, knowledge, data or other information of the Company relating to products, franchises, processes, know-how, techniques, methods, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its affiliates, which I may produce, obtain, or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of the Chairman of the Board or the Chief Executive Officer of the Company. The provisions of this Section 1 shall not apply to such knowledge, data or other information that is generally known to the public.
     2. Conflicting Employment; Return of Confidential Material. I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all trade secrets, confidential information, processes and records, including, but not limited to, designs, formulae, test data, customer lists, business plans and strategies, Inventions or other written memoranda, materials, equipment, drawings, documents and data that I may obtain or produce during the course of my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company that I may produce or obtain during the course of my employment.
     3. Assignment of Inventions.
          3.1 I hereby acknowledge and agree that the Company is the owner of all Inventions. In order to protect the Company’s rights to such Inventions, by executing this Agreement I hereby irrevocably assign to the Company all my right, title and interest in and to all Inventions to the Company.
          3.2 For purposes of this Agreement, “Inventions” shall mean all discoveries, processes, designs, technologies, methods, techniques, devices, or improvements in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) during the period of my employment with the Company that relate to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company.
          3.3 Any discovery, process, design, method, technique, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable or copyrightable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) that I develop entirely on my own time not using any of the Company’s equipment, supplies, facilities, or trade secret information (“Personal Invention”) is excluded from this Agreement provided such Personal Invention (a) does not relate to the actual or demonstrably anticipated business, research and development of the Company, and (b) does not result, directly or indirectly, from any work performed by me for the Company.
     4. Disclosure of Inventions. I agree that in connection with any Invention, I will promptly disclose such Invention to the Board of Directors of the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. My disclosure shall be received in confidence by the Company. If the Company in good faith decides not to use an Invention, it will advise me of same and the rights to such Invention will revert to me within a reasonable period of time.
     5. Patents and Copyrights; Execution of Documents.
          5.1 Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patents and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. I agree to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.
          5.2 In connection with this Agreement, I agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect the Company’s or its nominee’s interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.
     6. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (in the form of notes, sketches, drawings, flowcharts, printouts, diskettes and other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.
     7. Prior Inventions. It is understood that all Personal Inventions, if any, whether patented or unpatented, which I made prior to my employment by the Company, are excluded from this Agreement. To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of all of my prior Personal Inventions, including numbers of all patents and patent applications and a brief description of all unpatented Personal Inventions that are not the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior Personal Inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company that appears to threaten or conflict with proprietary rights I claim in any Personal Invention. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such Personal Invention.
     8. Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons, companies, entities, Governments or agencies thereof, that impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all actions necessary to discharge the Company’s obligations.
     9. Trade Secrets of Others. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge, or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.
     10. Post-Employment Activities.
          10.1 For a period of one (1) year after the termination, for any reason, of my employment with the Company, absent the Company’s prior written approval, I will not directly or indirectly engage in activities similar or reasonably related to those in which I shall have engaged for the Company during the two years immediately preceding termination, nor render services similar or reasonably related to those which I shall have rendered during such time to, any person or entity whether existing or hereafter established that directly competes with (or proposes or plans to directly compete with) the Company, or in other areas where the Company carries on a substantial amount of business (“Direct Competitor”). In addition, I shall not entice, induce or encourage any of the Company’s other employees to engage in any activity that, were it done by me, would violate any provision of this Agreement.
          10.2 No provision of this Agreement shall be construed to preclude me from performing the same services that the Company retains me to perform for any person or entity that is not a Direct Competitor of the Company upon the termination of my employment (or any post-employment consultation) so long as I do not thereby violate any term of this Agreement.
     11. Remedies. My obligations under this Agreement shall survive the termination of my employment with the Company. I acknowledge that a remedy at law for any breach or threatened breach by me of the provisions of this Agreement would be inadequate and I therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

     12. Modification. I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.
     13. Successors and Assigns. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.
     14. Interpretation. IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT if any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by amending, limiting and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.
     15. Waivers. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     16. Complete Agreement, Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company’s Board of Directors.
     17. Headings. The headings of the Sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.
     18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, excluding its conflict of law principles.
     19. Notices. All notices, requests, demands and communications which are or may be required to be given hereunder shall be deemed effectively given if and when sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

     If to the Company:
     If to Employee:
     20. Conflicts. In the event of any conflict between the provisions of this agreement and the provisions of the Amended and Restated Employment Agreement, the provisions of the Amended and Restated Employment Agreement will govern.

Very truly yours, Agreed: Alseres Pharmaceuticals, Inc.
By: